Exhibit 10.11

SEPARATION AGREEMENT AND GENERAL RELEASE

1. This Separation Agreement and General Release (“Agreement”) is between Nicole Sandford (“Employee”) and Aspira Women’s Health Inc. (the “Company”), to resolve any and all outstanding issues between the parties, including any and all claims against the Company, its parents, subsidiaries, departments or affiliates and their predecessors, successors, assigns, directors, officers, members of its Board of Directors (the “Board”) consultants, attorneys, representatives, insurers, agents and employees, and to set forth all of the obligations between the parties.

2. Employee was employed by the Company pursuant to an Employment Agreement entered into on March 1, 2022, an Amended and Restated Employment Agreement entered into on March 1, 2023, a Second Amendment of Employment Agreement entered into on August 13, 2024 (collectively, the “Employment Agreement”).

3. Employee’s employment with the Company was terminated without “Cause” (as such term is defined in the Employment Agreement) on December 13, 2024 (“the “Separation Date”). Employee’s resignation from the Board shall also be effective as of the Separation Date. Employee acknowledges that she has been paid her regular rate of pay in equal biweekly installments, less applicable deductions through the Separation Date, except for the week of December 8, 2024 which shall be upon the next regular payroll date. Employee also acknowledges that she does not have any accrued, but unused, vacation through the Separation Date.

4. In exchange for Employee’s execution and non-revocation of this Agreement and in consideration of the other obligations that Employee owes to the Company under this Agreement, the Company agrees:

(a) to pay Employee a total amount of Three Hundred Seventy Five Thousand Dollars ($375,000.00), less applicable deductions. The amount recited in this Section 4(a) shall be paid to Employee in equal biweekly installments, less applicable deductions, beginning on the first payroll date following Employee’s execution and non-revocation of this Agreement and continuing for a total period of nine (9) months (the “Severance Payment Period);

(b) Employee acknowledges that Employee has been advised that Employee may be able to continue Employee’s health benefits pursuant to COBRA and that Employee will receive additional information regarding COBRA under separate cover. If Employee executes and does not revoke this Agreement and if Employee elects for COBRA coverage, then the Company shall pay Employee’s COBRA premium during the Severance Payment Period. Employee agrees that in the event she accepts regular full-time employment at any time prior to the completion of the Severance Payment Period and such employment offers Employee health insurance benefits, Employee will notify the Company in writing. The Company will cease paying Employee’s COBRA premium immediately upon receipt of such written notice. To the extent that Employee elects to continue to receive COBRA benefits in accordance with applicable laws after the Severance Payment Period, then Employee shall be responsible for the entire COBRA premium;

(c) that Employee’s unvested stock options shall vest as of the Separation Date and such stock options shall expire one year after the termination of the Independent Contractor Agreement, as defined herein;

(d) to pay Employee a corporate performance bonus in the amount of $135,000, less applicable deductions (the “Bonus Payment’’) provided, however, that such Bonus Payment shall be paid upon the earlier of (i) the Company raising a minimum of $5 million through the sale of its securities or the issuance of debt and (ii) September 30, 2025;

(e) to vest Employee’s 25,000 outstanding restricted share units; and

(t) retain Employee as a consultant pursuant to the terms set forth in the Independent Contractor Agreement attached hereto as Exhibit A (the “Independent Contractor Agreement”), provided that Employee also executes such Independent Contractor Agreement. Employee acknowledges that the consideration set forth in this Section constitutes an amount to which Employee would not otherwise be entitled absent the parties’ execution of this Agreement.

5. By executing this Agreement, Employee agrees that she is not entitled to, and will not seek, any consideration, including but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, commissions, compensation, profit sharing contributions, restricted stock, stock options, payment or benefit from Releasees (as defined in Section 6) other than that to which she may be entitled pursuant to Paragraph 4 of this Agreement. Employee agrees that she is not entitled to any payments or benefits pursuant to the Employment Agreement and that, except as otherwise set forth herein, the Employment Agreement is void.

6. In consideration of the payments and benefits to Employee provided herein, Employee agrees to and hereby does release and discharge the Company, its parents, subsidiaries departments or affiliates and their predecessors, successors, assigns, directors, officers, members of the Board, consultants, attorneys, representatives, insurers, agents and employees (collectively “Releasees”) from any and all claims, causes of action, arbitrations and demands, whether known or unknown, which she has or ever has had, which are based on acts or omissions occurring up to and including the date this Agreement is fully executed, except as to the enforcement of this Agreement and any rights which cannot be waived as a matter of law. In this release, Employee further releases the Company and its parents, subsidiaries and affiliated entities from any and all compensation owed to her, including vacation pay and any attorneys’ fees, damages and costs Employee could recover under any statute or common law theory. Included within this release, without limiting its scope, are claims arising out of Employee’s employment or the termination of her employment based on Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990 as amended, the Americans with Disabilities Act Amendments Act of 2008, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act of 2008, the Lilly Ledbetter Fair Pay Act of 2009, the Connecticut Fair Employment Practices Act, the Connecticut Equal Pay Act, claims concerning pay transparency under Conn. Gen. Stat. § 31-40z, the Connecticut Family and Medical Leave Act, Conn. Gen. Stat.§§ 31-51kk et. seq., Conn. Gen. Stat.§ 31-51i, claims concerning constitutional rights under Conn. Gen. Stat. § 31-Slq, whistleblowing claims under Conn. Gen. Stat. § 31-Slm, Connecticut minimum wage and wage payment laws, the discrimination or retaliation provisions of the Connecticut State Workers’ Compensation Law, all Connecticut State and Local Leave laws, and all local laws that may be legally waived, (all as amended), the U.S. Patriot Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other federal, state or local civil rights, disability, discrimination, retaliation or labor law, or any theory of contract, criminal, arbitral or tort law. Nothing in this Agreement shall be deemed a waiver of Employee’s rights under Section 7 of the National Labor Relations Act.

7. This Agreement is not an admission by the Company of any liability. The Company specifically denies and disclaims any discrimination or injury to any person.

8. The parties agree that this Agreement may not be introduced in any proceeding, except to establish the settlement and release, the breach of this Agreement, or as may be required by law or judicial directive.

9. Employee agrees not to make or authorize any written or oral statement about any of the Releasees which Employee knows or reasonably should know to be untrue and agrees not to make any defamatory statement about any of the Releasees. Notwithstanding the above, nothing in this paragraph or any other provision of this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Employee has reason to believe is unlawful.

10. Employee agrees that she will neither directly nor indirectly disclose the existence or terms of this Agreement except to her immediate family, tax advisor and attorney, federal or state taxing authorities, as compelled by court process or as otherwise permissible under this Agreement.

11. Employee represents and warrants that she has returned to the Company all property of the Company in Employee’s possession, including, but not limited to, all office equipment, computer equipment and peripherals (such as laptops, printers and memory sticks), cell phones, credit cards, keys, documents, manuals, procedures, notebooks and any other confidential information. In addition, Employee represents and warrants that she has deleted all of the Company’s confidential information from Employee’s personal computers, other memory devices and/or records. Employee also represents and warrants that she has provided all passwords to the Company’s databases.

12. This Agreement contains the complete understanding of the parties. No other promises or agreements shall be binding or modify this Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties. Employee’s post-employment non solicitation obligations as set forth in Section 11 of the Employment Agreement shall remain in full force and effect.

13. This Agreement shall be governed by Connecticut law without regard to conflicts of laws principles, and any action to enforce this Agreement must be brought and heard in a court within the State of Connecticut. The parties to this Agreement consent to personal jurisdiction in Connecticut in any action commenced to enforce its terms.

14. Employee shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding against or involving the Company, its parents, subsidiaries, departments or affiliates and their predecessors, successors, assigns, directors, officers, consultants, attorneys, representatives, insurers, agents and employees, based on Employee’s employment with the Company or upon any act or omission occurring up to and including the date this Agreement is fully executed, whether as an individual or class action, under any federal, state or local laws, rules, regulations or any other basis. Further, Employee shall not seek or accept any award or settlement from any such source or proceeding. In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. This Agreement does not affect Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or any similar state or local agency, or to participate in any investigation conducted by the EEOC, or any similar state or local agency, but Employee acknowledges that she is not entitled to any other monies other than those payments described in this Agreement.

15. Nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, the National Labor Relations Board and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures. Further, this Agreement does not limit Employee’s right to receive an award for information provided to any governmental agency or entity.

16. If any term of this Agreement is declared invalid for any reason, such determination shall not affect the validity of the remainder of the Agreement. The remaining parts of this Agreement shall remain in effect as if the Agreement had been executed without the invalid term. If this entire Agreement is declared invalid for any reason then Employee agrees to immediately return all amounts paid to Employee pursuant to this Agreement.

17. Employee agrees that she will not make any applications for employment with the Company, its parents, subsidiaries or affiliated entities and further agrees that any application for employment she makes to such entities will violate this Agreement and will be rejected by the Company or its parents, subsidiaries or affiliated entities pursuant to the terms herein.

18. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). The Company shall undertake to administer, interpret and construe the provisions of the Agreement in a manner that does not result in the imposition of any additional tax, penalty or interest under 409A.

19. Employee warrants that she is fully competent to enter into this Agreement and she acknowledges that she has been afforded the opportunity to review this Agreement with an attorney for at least 21 calendar days, that she has consulted with an attorney prior to executing this Agreement to the extent that she chose to do so, that she has read and understands this Agreement, and that she has signed this Agreement freely and voluntarily. Further, Employee acknowledges that she has the opportunity to revoke this Agreement within 7 calendar days of signing it in accordance with the Age Discrimination in Employment Act and that she must notify the Company in writing within 7 calendar days of signing this Agreement if she wishes to revoke it. If Employee timely revokes her execution of this Agreement, then Employee acknowledges that this Agreement shall be of no force or effect and Employee must return any amounts received hereunder.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify the parties’ agreement to the terms of this Agreement, the parties have executed this Agreement on the date set forth opposite their signatures which appear below.

Nicole Sandford	Jannie Herchuk
Chairman of the Board

/s/ Nicole Sandford	/s/ Jannie Herchuk
Date: December 14, 2024	Date: December 14, 2024

EXHIBIT A

ASPIRA WOMEN’S HEALTH INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and Aspira Women’s Health, Inc. (the “Company”) and Nicole Sandford (“Consultant”).

1. Consulting Relationship. During the term of this Agreement, Consultant will assist the Company and/or its Board of Directors (the “Board”) with any and all issues for which the Company and/or the Board need Consultant’s assistance (the “Services”). Consultant will report to Dr. Sandra Milligan of the Company (“Manager’’). Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company.

2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant $500 per hour (the “Consulting Fees”). Every two weeks, Consultant shall submit to the Company a written invoice for Consulting Fees and Expenses, which, subject to Company’s approval, shall be payable within two weeks of receipt of invoice.

3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior written consent of the Manager. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4. Term and Termination. Consultant shall serve as a consultant to the Company during the Severance Payment Period (as such term is defined in the Separation Agreement and General Release to which this Agreement is attached the (“Separation Agreement”)). Provided, however, that the Company may terminate this Agreement at any time upon five (5) business days’ written notice. In the event of such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination.

5. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a) Method of Provision of Services: Consultant shall be solely responsible for determining the method, details and means of performing the Services. However, Consultant may not employ or engage the service of any employees or subcontractors to perform the Services without the prior written consent of the Company.

(b) No Authority to Bind Company. Consultant does not have any authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c) No Benefits. Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.

(d) \Vithholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Agreement. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes and for any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

6. Supervision of Consultant’s Services. All of the services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Manager. Consultant will be required to report to the Manager concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Manager.

7. Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s (or its subsidiaries’, parent companies’ or other affiliated entities’) products or services, or those products or services proposed or in development by the Company (or any of its subsidiaries, parent companies or other affiliated entities) during the term of the Agreement. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company (or its subsidiaries, parent companies or other affiliated entities) or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, then Consultant agrees not to perform such work.

8. Additional Obligations. Consultant acknowledges and agrees that she shall continue to be bound to all of her post-employment obligations to the Company as set forth in the Separation Agreement.

9. Conflicts with this Agreement. Consultant represents and warrants that Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

10. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Agreement, including the Separation Agreement, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut, without giving effect to the principles of conflict of laws.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in New Haven, Connecticut in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Connecticut law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below.

ASPIRA WOMEN’S HEALTH INC.

By:	/s/ Jannie Herchuk
Name:	Jannie Herchuk
Title:	Chairman of the Board of Aspira Women’s Health Inc.
Date:	December 14, 2024

NICOLE SANDFORD

By:	/s/ Nicole Sandford
Date:	December 14, 2024